Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of May 15, 2020 by and between AgeX Therapeutics, Inc. (the “Company”), a Delaware corporation, and Andrea Park (“Executive”). In consideration of the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

1.       Engagement; Position and Duties

(a)       Position and Duties. The Company agrees to employ Executive in the position of Chief Financial Officer, and Executive accepts such employment. Executive shall perform the duties and functions that are normally carried out by a Chief Financial Officer of a developer of drug and cell therapy products and technologies of a size comparable to the Company that has a class equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as the Board of Directors of the Company (the “Board of Directors”) shall from time to time reasonably determine. Without limiting the generality of the immediately preceding sentence, Executive’s duties and functions include, but are not limited to, the duties and functions set forth in Exhibit A. Executive shall report to the Company’s Chief Executive officer and the Board of Directors. Executive shall devote her best efforts, skills and abilities, on a full-time basis, exclusively to the Company’s business. Executive covenants and agrees that she will faithfully adhere to and fulfill such reasonable policies as are established from time to time by the Board of Directors or the Company (“Policies”).

(b)       No Conflicting Obligations. Executive represents and warrants to Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies.

(c)       Performance of Services for Related Companies. In addition to the performance of services for the Company, Executive shall, to the extent so required by the Company, also perform services for one or more members of a consolidated group of which the Company is a part (“Related Company”), provided that such services are consistent with the kind of services Executive performs or may be required to perform for the Company under this Agreement. If Executive performs any services for any Related Company, Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company. The Policies will govern Executive’s employment by the Company and any Related Companies for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies as may established from time to time by the board of directors of any Related Company for which Executive performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by the Company.

(d)       No Unauthorized Use of Third Party Intellectual Property. Executive represents and warrants to Company that Executive will not use or disclose, in connection with Executive’s employment by Company or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that Company or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof. Executive represents and warrants to Company that Executive has returned all property and confidential information belonging to any prior employer, other than her current consulting clients.

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2.       Compensation

(a)       Salary. During the term of this Agreement, Company shall pay to the Executive a salary of $265,000 per year (“Base Salary”). Executive’s salary shall be paid in equal semi-monthly installments, consistent with Company’s regular salary payment practices. Executive’s salary may be increased from time-to-time by Company, in Company’s sole and absolute discretion, without affecting this Agreement.

(b)       Annual Bonus. Executive may be eligible for an annual bonus, as may be approved by the Board of Directors, in its discretion, based on Executive’s performance and achievement of goals or milestones set by the Board of Directors from time to time. Executive’s target annual bonus shall equal forty percent (40%) of Base Salary. Executive agrees that the Board of Directors may follow the recommendations of its Compensation Committee in determining whether to award a bonus or to establish performance goals or milestones. The Board of Directors may also elect delegate the determination of an award bonus or the establishment of performance goals or milestones to the Compensation Committee. Executive agrees that the Board of Directors and the Company are not obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Executive’s employment, or to pay Executive a bonus unless (i) a bonus is earned under the terms and conditions of any bonus plan adopted by the Company or (ii) Executive attains the bonus performance goals established by the Board of Directors or its Compensation Committee. Unless otherwise provided in a bonus plan or award, a bonus shall not be earned until paid and shall not be paid unless Executive remains an employee of the Company on the date of payment.

(c)       Expense Reimbursements. Company shall reimburse Executive for reasonable travel and other business expenses (but not expenses of commuting to her primary workplace) incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Company’s Policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.

(d)       Benefit Plans. Executive shall be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, equity incentive plan or other similar employee benefit plans which may be adopted by Company for its executive officers or other employees. Company has the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive; provided that such unilateral change does apply to Executive in a manner different than other Company executives or employees of a comparable executive level, except for changes required by applicable federal, state, or local law, or implemented in response to any change of federal, state or local law or regulation Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time.

(e)       Stock Options. As soon as practicable on or after the date of this Agreement, the Company will grant Executive an option to purchase 300,000 of the Company’s shares of common stock, par value $0.0001 per share (the “Option”).

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(i)       The exercise price of the Option will be the fair market value of the Company’s common shares on the date of the grant, as determined by the Board of Directors. The Option will be in addition to any existing stock options previously granted to the Executive. The Option will vest (and thereby become exercisable) as follows: one quarter of the options shall vest upon completion of 12 full months of continuous employment of the Executive by the Company measured from the effective date of grant, and the balance of the options shall vest in 36 equal monthly installments commencing on the first anniversary of the effective date of grant, based upon the completion of each month of continuous employment of the Executive by the Company. The unvested portion of the Option shall not be exercisable. The Option will not be transferable by the Executive during her lifetime, except as provided in the Stock Option Agreement consistent with the Company’s Equity Incentive Plan (the “Plan”).

(ii)       The vested portion of the Option shall expire on the earliest of (A) ten (10) years from the date of the grant, (B) three months after Executive ceases to provide continuous service to the Company as an employee or consultant for any reason other than Executive’s death or Disability (as defined below), or (C) one year after Executive ceases to be a service provider to the Company due to her death or Disability; provided that if Executive dies during the three month period described in clause (B) of this Section 2(e)(ii), the expiration date of the vested portion of the Option shall be one year after the date of her death.

(iii)       The Option will be subjected to the terms and conditions of the Plan and a Stock Option Agreement consistent with the Plan.

(iv)       On an annual basis, the Board of Directors shall determine whether to grant Executive additional options under the Plan. If granted, such additional options shall be subject to terms and conditions determined by the Board of Directors; provided, however, that additional options shall vest monthly over forty-eight months starting at the grant date.

(f)       Vacation; Sick Leave. Executive shall be entitled to 25 paid time off days per year (accrued on a biweekly pay period basis and capped at 1.5 times the yearly accrual), 24 hours of annual sick leave, without reduction in compensation, during each calendar year, or as may be provided by the Policies. Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of Company. All vacation days and sick leave days shall accrue annually based upon days of service. Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness. The Policies governing the disposition of unused sick leave days remaining at the end of Company’s fiscal year shall govern whether unused sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.       Competitive Activities. During the term of Executive’s employment, and for twenty-four months thereafter, Executive shall not, for Executive or any third party, directly or indirectly, solicit for employment or recommend for employment any person employed by Company or any Related Company. During the term of Executive’s employment, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of Company or any Related Company. Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of Company’s or a Related Company’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of Company or a Related Company. Executive has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

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4.       Inventions/Intellectual Property/Confidential Information. Executive acknowledges the execution and delivery to Company of an Executive Confidential Information and Inventions Assignment Agreement (the “Confidentiality and IP Agreement”), attached hereto as Exhibit B.

5.       Termination of Employment. Executive understands and agrees that Executive’s employment has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by Executive or by the Company (and the employment of Executive by any Related Company by be terminated by the Related Company) with or without cause at any time by notice given orally or in writing. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive’s employment, the Company and the Related Companies shall have no further obligation to Executive by way of compensation or otherwise as expressly provided in this Agreement or in any separate agreement that might then exist between Executive and a Related Company.

(a)       Payments Due Upon Termination of Employment. Upon termination of Executive’s employment with the Company and all Related Companies at any time and for any reason, in the event of the termination of Executive’s employment by Company for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive only the severance benefits set forth below, but Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.

(i)       Termination for Cause, Death, Disability, or Resignation, Other than for Good Reason. In the event of the termination of Executive’s employment by the Company for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, other than for Good Reason, Executive will be entitled to receive payment for all accrued but unpaid salary actually earned prior to or as of the date of termination of Executive’s employment, and vacation or paid time off accrued as of the date of termination of Executive’s employment. Executive will not be entitled to any cash severance benefits or additional vesting of any stock options or other equity or cash awards.

(ii)       Termination Without Cause or by Executive for Good Reason. In the event of termination of Executive’s employment by the Company without Cause, Executive will be entitled to (A) the benefits set forth in Section 5(a)(i); (B) payment in an amount equal to: (1) three months’ base salary if terminated within the first 12 months of employment, or (2) nine months’ base salary if terminated after 12 months of employment, either of which may be paid in a lump sum or, at the election of the Company, in installments consistent with the payment of Executive’s salary while employed by the Company, subject to such payroll deductions and withholdings as are required by law; (C) payment in full of the prorated target bonus due for the year in which Executive was terminated without Cause or by Executive for Good reason, subject to such payroll deductions and withholdings as are required by law; and (D) payment, for a period of six (6) months, of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment under a Company employee health insurance plan subject to COBRA, (E) all outstanding equity grants held by Executive shall automatically vest as to the number unvested shares that would otherwise have vested during the twelve months following termination; and (F) with respect to any outstanding vested but unexercised stock option grants, the post-termination exercise period shall be extended to the earlier of the date twelve (12) months after termination or the expiration date of the stock option. This Section 5(a)(ii) shall not apply to (x) termination of Executive’s employment by a Related Company if Executive remains employed by the Company, or (y) termination of Executive’s employment by the Company if Executive remains employed by a Related Company.

(iii)       Change of Control. In the event the Company (or any successor in interest to the Company that has assumed the Company’s obligation under this Agreement) terminates Executive’s employment without Cause (as defined below) or Executive resigns for Good Reason (as defined below) within twelve (12) months following a Change in Control, Executive will be entitled to (A) the benefits set forth in Section 5(a)(i) and 5(a)(ii), and (B) accelerated vesting of hundred percent (100%) of any then unvested stock options and restricted stock units as may have been granted to Executive by Company. This Section 5(a)(iii) shall not apply to (x) termination of Executive’s employment by a Related Company if Executive remains employed by the Company or a successor in interest, or (y) termination of Executive’s employment by the Company or a successor in interest if Executive remains employed by a Related Company.

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(b)       Release. Any other provision of this Agreement notwithstanding, Sections 5(a)(ii) and 5(a)(iii) shall not apply unless the Executive (i) has executed a general release of all claims against the Company or its successor in interest and the Related Companies (in a form prescribed by the Company or its successor in interest), (ii) has returned all property in the Executive’s possession belonging the Company or its successor in interest and any Related Companies, and (iii) if serving as a director of the Company or any Related Company, has tendered her written resignation as a director as provided in Section 7.

(c)       Section 280G of the Code

(i)       Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 5(c) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax.

(ii)       The determination of whether Section 5(c)(i)(A) or Section 5(c)(i)(B) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by Executive of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(iii)       If Section 5(c)(i)(B) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

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(iv)       Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5(c) shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 5(c). The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 5(c).

(d)       Definitions. For purposes of this Section, the following definitions shall apply:

(i)       “Affiliated Group” means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in conceit to acquire Voting Securities entitling them to elect a majority of the directors of Company.

(ii)       “Cause” means a termination of Executive’s employment because Executive (a) has refused to perform the explicitly stated or reasonably assigned lawful and material duties required by Executive’s position (other than by reason of a disability or analogous condition); (b) has committed or engaged in a material act of theft, embezzlement, dishonesty or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) has breached a material fiduciary duty, or willfully and materially violated any other duty, law, rule, or regulation relating to the performance of Executive’s duties to the Company or material policy of the Company or its successor; (d) has been convicted of, or pled guilty or nolo contendere to, misdemeanor involving moral turpitude or a felony; (e) has willfully and materially breached any of the provisions of any agreement with the Company or its successor which causes material injury to the Company; (f) has willfully engaged in unfair competition with, or otherwise acted intentionally in a manner materially injurious to the reputation, business or assets of, the Company or its successor; or (g) has improperly induced a vendor or customer to break or terminate any material contract with the Company or its successor or induced a principal for whom the Company or its successor acts as agent to terminate such agency relationship. Cause shall only exist if the Company first provides Executive with written notice of any claimed ground for Cause and an opportunity to cure such ground, if curable, for thirty (30) days. For purposes of this Agreement, no act or failure to act on Executive’s part will be considered willful unless it is done, or omitted to be done, by Executive intentionally, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

(iii)       “Change of Control” means (A) the acquisition of Voting Securities of Company by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement beneficially owned (as defined in Section 13(d) of the Exchange Act, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of Company; or (C) a merger or consolidation of Company with or into another corporation or entity in which the stockholders of Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of Company or merging or consolidating with Company are one or more Related Companies.

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(iv)       “Disability” means Executive’s inability to perform the essential functions of Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)       “Good Reason” means the occurrence of any of the following events or circumstances without Executive’s written consent: (i) a material diminution in Executive’s base compensation; (ii) a material diminution in Executive’s authority, duties or responsibility; (iii) a material change in the principal geographic location at which Executive must perform services; (iv) any requirement that Executive engage in any illegal conduct; or (v) a material breach by the Company of this Agreement or any other material written agreement between Executive and the Company

(vi)       “Person” means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vii)       “Voting Securities” means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6.       Turnover of Property and Documents on Termination. Executive agrees that on or before termination of Executive’s employment, Executive will return to Company and all Related Companies all equipment and other property belonging to Company and the Related Companies, and all originals and copies of confidential information (in any and all media and formats, and including any document or other item containing confidential information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing confidential information) in Executive’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, notations of the Executive, laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of Company and any Related Companies; (d) any and all intellectual property developed by Executive during the course of employment; and (e) the manual and memoranda related to the Policies. To the extent there is a conflict between this Section 6 and the Confidentiality and IP Agreement executed by the Executive, the Confidentiality and IP Agreement provision controls.

7.       Resignation as a Director on Termination of Employment. If Executive’s employment by Company is terminated for any reason or for no reason, whether by way of resignation, Disability, or termination by Company with or without Cause, and if Executive is then a member of the Board of Directors of Company or any Related Company, Executive shall within two business days after such termination of employment resign from the Board of Directors of Company and from the board of directors of each and every Related Company, by delivering to Company (and each Related Company, as applicable) a letter or other written communication addressed to the Board of Directors of Company (and each Related Company, as applicable) stating that Executive is resigning from the Board of Directors of Company (and each Related Company, as applicable) effective immediately. A business day shall be any day other than a Saturday, Sunday, or federal holiday on which federal offices are closed.

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8.       Arbitration. Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between Company or any Related Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and ( c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with either (i) the then current Employment Dispute Resolution Rules of the American Arbitration Association, or (ii) the then current Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (JAMS) if the Company or Related Company and Executive agree to have the arbitration proceeding conducted by JAMS. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over Company and Executive. The location of the arbitration shall be San Francisco, California. Unless Company or a Related Company and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or by JAMS if the arbitration is conducted by JAMS. Company, or a Related Company, if the Related Company is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys’ fees, if any. Company and any Related Company that is a party to an arbitration proceeding shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

9.       Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

10.       Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement and that Executive is entering this Agreement of Executive’s own free will.

11.       Complete Agreement, Modification. This Agreement is the complete agreement between Executive and Company on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by Company or any Related Company and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by Company and Executive.

12.       Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

13.       Assignability. This Agreement, and the rights and obligations of Executive and Company under this Agreement, may not be assigned by Executive. Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of Company’s obligations under this Agreement.

14.       Survival. This Section 14 and the covenants and agreements contained in Sections 4, 6, and 8 of this Agreement shall survive termination of this Agreement and Executive’s employment.

15.       Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

[Signature page follows.]

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Andrea Park
Andrea Park

Address:

AGEX:

AgeX Therapeutics, Inc.

By:	/s/ Michael D. West
Michael D. West
Title:	Chief Executive Officer
Address:	965 Atlantic Avenue, Suite 101
Alameda, California 94501

Signature Page AgeX Therapeutics, Inc. CFO Employment Agreement

Exhibit A

DUTIES

Executive’s duties and functions shall include but not be limited to the following:

●	As the senior financial and accounting officer of the Company, Executive will provide business strategy and leadership in key financial areas, including advising the Board of Directors, and actively participating in the planning, decision-making and execution of the Company’s financial and strategic plans.

●	Executive will have responsibility for compliance with all reporting obligations of a public corporation under the Exchange Act and the Company’s disclosure obligations under the Securities Act of 1933, as amended.

●	Provide overall leadership, financial strategy and proactive direction to the Company’s financial organization, and recruit and develop financial talent as required.

●	Provide advice and counsel on all financial or accounting matters to the Chief Executive Officer and the Board of Directors.

●	Contribute to the strategic direction of the Company and collaborate with other senior management and the Board of Directors to refine and implement The Company’s strategic plan.

●	In collaboration with the Chief Executive Officer be responsible for ensuring that the Company has adequate capital to execute its strategic and business plans, creating financing plans, and executing equity and debt transactions as approved by the Board of Directors.

●	Participate in investor relations function with the Chief Executive Officer, including providing information to institutional investors, analysts and shareholders.

●	Participate actively in Board of Directors and Audit Committee meetings; provide advice and counsel on matters pertaining to governance and corporate compliance.

●	Manage key relationships and serve as the Company’s principal contact with external auditors and tax advisors.

Exhibit B

EXECUTIVE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by AgeX Therapeutics, Inc., its subsidiaries, parents, affiliates, successors and assigns (together “Company”), and the compensation paid to me now and during my employment with Company, I, Andrea Park, hereby enter into this Executive Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.       Confidential Information Protections.

1.1       Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2       Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

1.3       Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.

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1.4       Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two-year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5       No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.       Assignments of Inventions.

2.1       Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2       Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment by Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no Excluded Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3       Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to Section 2.6 are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4       Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”) except for those Inventions that are covered by a contract between Company and the United States or any of its agencies that require full title to such patent or Invention to be in the United States.

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2.5       Obligation to Keep Company Informed. During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6       Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7       Ownership of Work Product. I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8       Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9       Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.       Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.       Duty of Loyalty During Employment. I agree that during the period of my employment by Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.       No Solicitation of Executives, Consultants or Contractors. I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact.

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6.       Reasonableness of Restrictions.

6.1       I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2       In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.3       If the court declines to enforce this Agreement in the manner provided in subsection 6.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.       No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

8.       Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

9.       Legal and Equitable Remedies.

9.1       I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

9.2       In the event Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the Order enforcing the Agreement.

10.       Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

11.       Publication of This Agreement to Subsequent Employer or Business Associates of Executive.

11.1       If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

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11.2       I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

12.       General Provisions.

12.1       Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between residents of California. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2       Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

12.3       Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, Related Companies, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4       Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.5       Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

12.6       Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7       Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.8       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

12.9       Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

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This Agreement shall be effective as of May 15, 2020.

EMPLOYEE:

I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.

/s/ Andrea Park
(Signature)

Andrea Park
Name

6/22/2020
Date

Address:

COMPANY:

Accepted and agreed

AgeX Therapeutics, Inc.

By:	/s/ Michael D. West
Name:	Michael D. West
Title:	CEO
Address:	965 Atlantic Avenue, Suite 101
Alameda, CA 94501

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Exhibit A

to the

Executive Confidential Information And Inventions Assignment Agreement

Excluded Inventions

TO:	AgeX Therapeutics, Inc.
FROM:	/s/ Andrea Park
DATE:	6/22/2020

1.       Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☐	No Excluded Inventions.

☐	See below:

☐	Additional sheets attached.

2.       Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

Signature Page
AgeX Therapeutics, Inc.
CFO Employment Agreement

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3.       Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.       Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.       Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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